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EXHIBIT 10.34

                           LOAN AND SECURITY AGREEMENT


This agreement (the "Agreement") is entered into by and between Cell Robotics International, Inc. (the "Company") and F.A. Voight & Associates (the "Lender"), (the "Parties") as of August 29, 2003.

WHEREAS, the Company requires working capital in order to implement its business plan which calls for the commercial launch of its proprietary laser medical and research products in several key markets; and

WHEREAS, the Lender is a significant shareholder of the Company and is fully familiar with its business strategy and desires to assist the Company in achieving its business development by providing the working capital it requires; and

WHEREAS, the Lender understands that funds being provided to Company are significant to its continuing operations and will specifically serve as a bridge funding source leading to a substantial equity source of funding;

WHEREAS, the Company and the Lender have negotiated a Term Sheet under which the Lender has agreed to provide a secured working capital facility (the "Facility") in order to meet the working capital needs of the Company; and



WHEREAS, the Term Sheet which the Company and the Lender have executed requires the negotiation and execution of a Definitive Agreement to implement and adjust the terms set forth therein.

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NOW THEREFORE intending to be legally bound the parties hereto do agree as follows:

1. EXTENSION OF CREDIT. The Lender hereby agrees to extend credit to the Company in the minimum amount of $250,000 and at the Company's request up to a maximum amount of $750,000. The First Funding in the amount of $250,000 shall be provided to the Company within ten business (10) days of the date hereof. Two additional advances in the amounts of $250,000 each, Second Funding and Third Funding, respectively, shall be provided upon not less than ten business days written request by the Company. Following the First Funding, the Company shall be entitled to make only one such request per each ten business days and only two such requests altogether. The Lender shall release requested fundings to the Company as the funds become available to the Lender. It is anticipated that the request for funds by the Company shall be according to the Funding Schedule attached hereto as Exhibit E.

2. TERM OF THE FACILITY: The Facility must be retired fully within twelve (12) months of the date of the first funding unless the Company elects to renew the Facility for an additional period of six (6) months upon payment of the renewal fee set forth below.

3. FACILITY FEE: The Company shall issue to the Lender 75,000 shares of its restricted common stock as a Facility Fee to the Lender upon delivery of the First Funding by the Lender under this Agreement. The shares shall be registered within 180 days by the filing of an SB2 or similar registration statement with the SEC. This fee shall be deemed fully earned even if the full Facility is not drawn. This fee covers the initial term of the Facility. Should the Company elect to renew the Facility for a further period of six (6) months, it may do so, provided the Company is not in default of the Loan and Security Agreement, upon payment of a Renewal Fee of 1.5% of the amount outstanding. This Renewal Fee shall be paid in cash and will permit the existing advances to remain outstanding but no new advances may be made.

4. INTEREST. The Company further agrees to pay to the Lender as interest for the Total Advances, an amount equal to two per cent (2.00% ) for every 30 day period that the Total Advances have been outstanding. This interest shall be paid in advance. The Lender shall calculate the amount required for the next 30 day period of the outstanding advances and either deduct that amount from a new advance or invoice the Company for the funds needed. The Company agrees to fund any interest deposit within five (5) days of receiving a written request for same. A minimum of 90 days of interest shall be paid for all funds advanced to the Company under this Agreement

5. PROMISSORY NOTES. The Company shall execute one or more promissory notes in the form attached hereto as Exhibit "A".

6. ORIGINATION AND GUARANTEE FEE. The Company recognizes the special efforts of Frederick A. Voight and his associates in creating the funding being made available to the Company under this Agreement. The Company also recognizes the fact that Mr. Voight may personally guarantee the repayment to his investors. In consideration of the foregoing, the Company agrees to pay by way of deduction from each new advance under this Agreement a cash fee of 4% of each such advance. The Lender represents and warrants to the Company that no other finder's fee related to the present Agreement is due and payable to anyone other than Frederick A. Voight by the Company (by virtue of any understanding between the Lender and any other party) and the Lender agrees to indemnify the Company for any claims that may be made by any other party for fees with respect to the funds provided to the Company as part of this overall transaction.

7. SECURITY INTEREST. The underlying collateral for the Total Advances made to the Company under the terms of this Agreement shall be existing and future accounts receivable, inventory, purchase orders, and the intellectual property related to the Work Station Product Line ("Work Station IP") and the Lender is hereby granted a security interest in said assets. These assets are set forth as Exhibit "B" hereto. The Company agrees to execute and file a UCC-1 Financing Statement in favor of the Lender in the form set forth in Exhibit "C". To the extent that any UCC-1 Financing Statement is now active, the Company agrees to obtain subordination or cancellation of said UCC-1 Financing Statement unless a debt is now outstanding which is the result of a previously made loan to the Company by the secured party in which event any pledged invoice may be repaid in accordance with its terms. The lien granted on the Work Station IP of the Company shall operate solely as a preference upon liquidation and the Lender shall not without the consent of the Company or an order from a court of competent jurisdiction be entitled to seize the Work Station IP and sell or license same as a remedy for any default hereunder. In the event that the Company has repaid all the outstanding advances and declared its intention not to make further use of the Facility, the Lender shall forthwith release its first security lien on the above described assets of the Company and the Facility shall be terminated.

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8. ADDITIONAL CONSIDERATION. The Lender shall receive as additional consideration Warrants to purchase common shares of the Company in the form attached hereto as Exhibit "D" covering the number of shares set forth below at an exercise price of $0.375 per share. The common stock underlying the Warrants shall be registered on Form SB2 or similar registration statement with the SEC within 180 days of the each advance under this Facility.
The Warrants shall be valid for a period of three years from the date of each funding under this Facility but may be called by the Company if its common stock is quoted on the NASDAQ exchange (or some equivalent exchange) at a Trading Price of not less than $0.90 for fifteen (15) consecutive trading sessions, provided that the underlying common stock is subject to an effective Registration Statement. "Trading Price" shall mean the closing price at which sales of Common Stock shall have been sold.

The number of shares to be covered by the Warrants shall be as follows:

Upon the First Funding of $250,000     150,000 Shares        On/Before 9/12/03
Upon the Second Funding of $250,000    150,000 Shares        On/Before 9/26/03
Upon the Third Funding of $250,000     100,000 Shares        On/Before 10/10/03

Provided, however, that should the Lender provide funding by the dates specified below, the Lender will be entitled to additional shares covered by Warrant for accelerated delivery of funds, as follows:

First Funding of $250,000              100,000 Warrants      On/Before 9/5/03
Second Funding of $250,000              50,000 Warrants      On/Before 9/19/03
Third Funding of $250,000               50,000 Warrants      On/Before 10/3/03

9. PENALTIES. The Company understands that Shares and Warrants issued by Company to Lender as consideration in this Agreement shall be registered within 180 days from issuance by the filing of an SB2 or similar registrations statement with the SEC. The Lender shall be entitled to 10% additional Shares or Warrants for each 30 day delay beyond the 180 day stipulated time period, less a 30 day grace period.

The Lender understands that funds being provided to Company are significant to its continuing operations and will specifically serve as a bridge funding source leading to a substantial equity source of funding. Should the Lender not perform in providing any of the funds pursuant to the terms of this Agreement, the Lender shall forfeit its Facility Fee. Should the Lender not perform in providing any of the individual advances, the Lender shall forfeit its Warrants consideration associated with the stipulated funding advance not performed.

10. ENTIRE AGREEMENT, AMENDMENTS. This is the entire Agreement of the parties relating to this subject matter. It is to be governed by the laws of the State of New Mexico and shall be enforced in the state or federal courts of the State of New Mexico if the parties cannot amicably resolve any disputes by voluntary submission to an agreed upon mediator or arbitration mechanism. The Agreement may be modified only by a writing signed by the parties.

11. AGREEMENT IN COUNTERPARTS. The Company and Lender recognize the importance of expediency. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.


WITNESS THE HAND AND SEAL OF THE PARTIES AS OF THE DATE FIRST ABOVE WRITTEN:


CELL ROBOTICS INTERNATIONAL, INC.
/s/ Eutimio Sena
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By: Eutimio L. Sena, President and Chief Executive Officer

F. A. VOIGHT & ASSOCIATES
/s/ Frederick A. Voight
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By: Frederick A. Voight, President